Exhibit 99.1

Multi-Color Corporation Announces

Results for Second Quarter of Fiscal Year 2013

CINCINNATI, OHIO, November 5, 2012 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter fiscal 2013 results which reflects an improved adjusted EPS run rate, now on par with the prior year quarter.

“We have experienced mid-single digit growth in North America this quarter, which accounts for two-thirds of our total revenues. This growth was spread across each one of our core markets of home & personal care, food & beverage and wine & spirit,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Second quarter highlights:

•

Net revenues increased 66% to $169.9 million from $102.6 million compared to the three months ended September 30, 2011. Net revenues increased 61% or $62.3 million due to acquisitions occurring after September 30, 2011. Net revenues increased by 6% due to higher North American sales volumes and 2% due to a favorable impact of pricing and sales mix. Net revenues decreased 3% compared to the prior year quarter due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar and the Euro.

•

Gross profit increased $9.4 million or 44% compared to the prior year quarter. The increase is primarily due to acquisitions occurring after September 30, 2011 partially offset by a decrease related to the unfavorable impact of foreign exchange rates in the current quarter. Gross margins decreased to 18% of net revenues compared to 21% of net revenues in the prior year quarter. This reduction in gross margins is due primarily to lower international sales and integration inefficiencies in North and Latin America.

•

Selling, general and administrative (SG&A) expenses increased $2.9 million compared to the prior year quarter due to the impact of acquisitions, costs related to the consolidation of plants of $0.5 million and severance costs related to the integration of the York Label Group of $0.5 million partially offset by the impact of foreign exchange rates in the current quarter. Adjusted for special items, SG&A expenses increased by 44% compared to the prior year quarter due primarily to the impact of new acquisitions. Special items included in SG&A expenses in the three months ended September 30, 2012 consisted of $0.5 million of costs related to the consolidation of plants and $0.5 million of integration expenses related to the York Label Group acquisition. Adjusted SG&A, as a percent of sales, was 7.4% in the current quarter compared to 8.5% in the prior year quarter.

•

Operating income increased $6.5 million or 62% compared to the prior year quarter. Adjusted for special items, operating income increased 45% to $17.9 million from $12.4 million. The increase was due primarily to acquisitions occurring after September 30, 2011 partially offset by a decrease due to the unfavorable impact of foreign exchange rates and integration inefficiencies in North and Latin America.

•

Interest expense increased by $3.1 million compared to the prior year quarter. The increase is due primarily to an increase in debt borrowings to finance acquisitions, including the York Label Group acquisition. Adjusted for special items, interest expense increased $3.6 million compared to the prior year quarter. The prior year quarter included a special charge of $0.5 million to write off deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition. The Company had $427.1 million of debt at September 30, 2012 compared to $150.8 million at September 30, 2011.

•

The effective tax rate was 38% for the second quarter of fiscal 2013 compared to 39% in the prior year quarter due primarily to a decrease in discrete income tax expenses in the current year quarter partially offset by an increase due to income mix between domestic and foreign jurisdictions. The Company expects its annual effective tax rate to be approximately 35% in fiscal year 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) increased to $0.45 cents per diluted share from $0.35 cents in the prior year quarter. Excluding the impact of the special items noted below, adjusted EPS decreased 2% to $0.49 cents per diluted share from $0.50 cents in the prior year quarter. Net income attributable to Multi-Color Corporation increased to $7.4 million from $4.8 million in the prior year. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $8.1 million from $6.8 million in the prior year quarter.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended September 30, 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see page 7 of this press release:

	Three Months Ended
	09/30/12 (in 000’s)	Diluted EPS	09/30/11 (in 000’s)	Diluted EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$7,370	$0.45	$4,759	$0.35

Acquisition Expense, Net of Tax	—	—	1,696	0.13

York Label Group Integration Expense, Net of Tax	390	0.02	—	—

Facility Closure Expense, Net of Tax	348	0.02	—	—

Deferred Financing Fee Charge, Net of Tax	—	—	300	0.02

Adjusted Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$8,108	$0.49	$6,755	$0.50

Nigel Vinecombe said, “Gross margins for the quarter were impacted by ongoing integration activity in North America and operational inefficiencies in Chile. We are now two-thirds of the way through the North American integration activities which include plant consolidations, business and equipment transfers between plants and IT system implementations. The Chilean losses from operational inefficiencies have had the largest impact on our lower gross margins.”

Year-to-date highlights:

•

Net revenues increased 65% to $334.9 million from $203.3 million compared to the six months ended September 30, 2011. Net revenues increased 63% or $128.5 million due to acquisitions occurring after the beginning of the prior year period. Net revenues increased by 3% compared to the prior year due to higher sales volumes and 2% due to a favorable impact of pricing and sales mix. Net revenues decreased 3% compared to the prior year due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar and the Euro.

•

Gross profit increased $18.1 million or 42% compared to the six months ended September 30, 2011. Adjusted for special items, gross profit increased $18.6 million or 43% compared to the prior year. The increase is primarily due to acquisitions occurring after the beginning of the prior year period partially offset by a decrease related to the unfavorable impact of foreign exchange rates in the current year. Gross margins, adjusted for special items, decreased to 19% of net revenues compared to 21% of net revenues in the six months ended September 30, 2011. This reduction in adjusted gross margins is due primarily to lower international sales and integration inefficiencies in North and Latin America.

•

Selling, general and administrative (SG&A) expenses increased $8.5 million compared to the six months ended September 30, 2011 due to the impact of acquisitions, costs related to the consolidation of plants of $1 million and severance costs related to the integration of the York Label Group of $0.8 million partially offset by the impact of foreign exchange rates in the current year. Adjusted for special items, SG&A expenses increased by 52% compared to the six months ended September 30, 2011 due primarily to the impact of new acquisitions. Special items included in SG&A expenses in the six months ended September 30, 2012 consisted of $1 million of costs related to the consolidation of plants, $0.8 million of integration expenses related to the York Label Group acquisition and $0.1 million of acquisition related expenses. Special items in the prior year period consisted of $2 million of acquisition related expenses. Adjusted SG&A, as a percent of sales, was 7.5% compared to 8.2% in the prior year.

•

Operating income increased $9.6 million or 39% compared to the six months ended September 30, 2012. Adjusted for special items, operating income increased 38% to $36.6 million from $26.6 million. The increase was due primarily to acquisitions occurring after the beginning of the prior year period partially offset by a decrease due to the unfavorable impact of foreign exchange rates and integration inefficiencies in North and Latin America.

•

Interest expense increased by $6.9 million compared to the six months ended September 30, 2011. The increase is due primarily to an increase in debt borrowings to finance acquisitions, including the York Label Group acquisition. Adjusted for special items, interest expense increased $7.4 million compared to the prior year. The prior year included a special charge of $0.5 million to write off deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition. The Company had $427.1 million of debt at September 30, 2012 compared to $150.8 million at September 30, 2011.

•

The effective tax rate was 36% for the six months ended September 30, 2012 compared to 33% in the prior year due primarily to income mix between domestic and foreign jurisdictions. The Company expects its annual effective tax rate to be approximately 35% in fiscal year 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) decreased to $0.94 cents per diluted share from $1.01 in the six months ended September 30, 2011. Excluding the impact of the special items noted below, adjusted EPS decreased 10% to $1.04 per diluted share from $1.16 in the prior year. Net income attributable to Multi-Color Corporation increased to $15.3 million from $13.6 million in the prior year. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $17 million from $15.7 million in the prior year.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the six months ended September 30, 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see page 7 of this press release:

	Six Months Ended
	09/30/12	Diluted	09/30/11	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$15,266	$0.94	$13,648	$1.01

Acquisition Expense, Net of Tax	124	0.01	1,767	0.13

York Label Group Integration Expense, Net of Tax	579	0.03	—	—

Facility Closure Expense, Net of Tax	696	0.04	—	—

Financing Fee Charge, Net of Tax	—	—	300	0.02

Inventory Purchase Accounting Charge, Net of Tax	344	0.02	—	—

Adjusted Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$17,009	$1.04	$15,715	$1.16

Fiscal Year 2013 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on November 5, 2012 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-679-8033 (participant code 48424719) or for international access, please dial 1-617-213-4846 (participant code 48424719) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on November 5, 2012 through 11:59 p.m. (ET) on November 12, 2012 by calling 1-888-286-8010 (participant code 47401889) or for international access, please call 1-617-801-6888 (participant code 47401889). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYHR4HCNM (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,800 associates across 28 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

#

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net Revenues	$169,870	$102,626	$334,880	$203,261
Cost of Revenues	139,434	81,559	273,521	159,999

Gross Profit	30,436	21,067	61,359	43,262
Gross Margin	18%	21%	18%	21%
Selling, General & Administrative Expenses	13,443	10,573	27,095	18,592

Operating Income	16,993	10,494	34,264	24,670

Interest Expense	5,598	2,522	11,163	4,286
Other (Income) Expense, Net	(535)	145	(636)	95

Income before Income Taxes	11,930	7,827	23,737	20,289
Income Tax Expense	4,560	3,082	8,471	6,673

Net Income	7,370	4,745	15,266	13,616
Loss Attributable to Non-Controlling Interests	—	14	—	32

Net Income Attributable to Multi-Color Corporation	$7,370	$4,759	$15,266	$13,648

Basic Earnings Per Share	$0.46	$0.36	$0.95	$1.03
Diluted Earnings Per Share	$0.45	$0.35	$0.94	$1.01

Basic Shares Outstanding	16,127	13,308	16,121	13,302
Diluted Shares Outstanding	16,314	13,567	16,295	13,541

Selected Balance Sheet Information

(in 000’s) Unaudited

	September 30, 2012	March 31, 2012
Current Assets	$188,944	$167,102
Total Assets	$845,537	$809,654
Current Liabilities	$121,565	$132,233
Total Liabilities	$582,838	$556,634
Stockholders’ Equity	$262,699	$253,020
Total Debt	$427,092	$402,055

Certain prior year amounts have been reclassified to conform to current year reporting.

Reconciliation of Non-GAAP Measures: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain non-GAAP financial measures as defined by the Securities and Exchange Commission. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

The Company defines adjusted gross profit, adjusted SG&A, adjusted operating income, adjusted interest expense, adjusted net income and adjusted diluted earnings per share for the periods presented as the measure reported under GAAP principles adjusted to exclude the effects of certain severance related expenses, plant consolidation expenses and acquisition-related expenses, including the charge for the debt modification prior to the York Label Group acquisition. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, interest expense and diluted EPS adjusted to exclude the effect of the items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of the Company’s gross profit, SG&A, operating income, interest expense, net income and diluted EPS for its three and six months ended September 30, 2012 compared to the results of the prior period. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A Expenses and Interest Expense between reported GAAP and non-GAAP results for the three and six months ended September 30, 2012 and 2011:

Adjusted Gross Profit:

	Three Months Ended		Six Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross Profit, as reported	$30,436	$21,067	$61,359	$43,262

Inventory Purchase Accounting Charge	—	—	458	—

Adjusted Gross Profit, (Non-GAAP)	$30,436	$21,067	$61,817	$43,262

Adjusted Gross Profit, (Non-GAAP) as a % of Revenues	17.9%	20.5%	18.5%	21.3%

Adjusted Operating Income:

	Three Months Ended		Six Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating Income, as reported	$16,993	$10,494	$34,264	$24,670

Acquisition Expense	—	1,876	128	1,976

York Label Group Integration Expense	488	—	760	—

Inventory Purchase Accounting Charge	—	—	458	—

Facility Closure Expense	460	—	1,033	—

Adjusted Operating Income, (Non-GAAP)	$17,941	$12,370	$36,643	$26,646

Adjusted Operating Income, as a % of Revenues (Non-GAAP)	10.6%	12.1%	10.9%	13.1%

Adjusted SG&A Expenses:

	Three Months Ended		Six Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A Expenses, as reported	$13,443	$10,573	$27,095	$18,592

Acquisition Expense	—	1,876	128	1,976

York Label Group Integration Expense	488	—	760	—

Facility Closure Expense	460	—	1,033	—

Adjusted SG&A Expenses, (Non-GAAP)	$12,495	$8,697	$25,174	$16,616

Adjusted SG&A Expenses, as a % of Revenues, (Non-GAAP)	7.4%	8.5%	7.5%	8.2%

Adjusted Interest Expense

	Three Months Ended		Six Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest Expense, as reported	$5,598	$2,522	$11,163	$4,286

Deferred Financing Fee Charge	—	490	—	490

Adjusted Interest Expense, (Non-GAAP)	$5,598	$2,032	$11,163	$3,796

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311